Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Debt-Free with Retirement of Senior Notes
BOCA RATON, Florida — August 2, 2006 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced its 9.5% Senior Notes matured on August 1 and were retired at a total cost of $62.2 million, of which $59.4 million was principle and $2.8 million was accrued interest. The company used existing cash to fund the retirement.
Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “Since February 2003 the company has taken a number of steps to significantly increase financial flexibility by reducing leverage and improving cash flow. Over the past three years we retired 60% of the Senior Notes and in June 2005 we redeemed our Convertible Trust Preferred Securities. The retirement of the balance of the Senior Notes marks the first time in over 30 years that the company is effectively debt free.”
About Agilysys, Inc.
Agilysys is a leading provider of enterprise computer technology solutions consisting of complex server and storage hardware, software and services. The company serves a broad base of customers in a wide variety of industries as well as the public sector. Agilysys designs and implements tailored solutions to help end users resolve their most complicated information technology (IT) needs, and supports reseller partners in growing their businesses. By combining proprietary software and services with the products and services of leading suppliers, Agilysys serves as a critical link in the IT supply chain. The company also offers industry-specific expertise in markets such as retail and hospitality. Headquartered in Boca Raton, Florida, Agilysys has sales offices throughout North America and in the Asia Pacific region. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis Executive Vice President, Treasurer and Chief Financial Officer Agilysys, Inc. 561-999-8780 martin.ellis@agilysys.com

Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-720-8602 julie.young@agilysys.com
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